FOR IMMEDIATE RELEASE

Yadkin Financial Corporation Announces Record Operating Earnings for the Second Quarter of 2015

RALEIGH, N.C., July 23, 2015 – Yadkin Financial Corporation (NYSE: YDKN) (the "Company" or "Yadkin"), the parent company of Yadkin Bank, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 financial highlights:

•	Net income available to common shareholders totaled $10.6 million or $0.33 per diluted share during Q2 2015, compared to $9.6 million or $0.30 per diluted share during Q1 2015.

•
Net operating earnings available to common shareholders, which excludes certain non-operating items, totaled $11.9 million, or $0.38 per diluted share, in Q2 2015, compared to $0.33 per diluted share in Q1 2015.

•	Annualized operating return on average assets equaled 1.14 percent in Q2 2015, compared to 1.04 percent in Q1 2015.

•	Annualized operating return on average tangible common equity equaled 12.83 percent in Q2 2015, compared to 11.38 percent in Q1 2015.

•	Operating efficiency, the ratio of operating expenses to total operating revenues, improved to 60.0 percent in Q2 2015, compared to 62.1 percent in Q1 2015.

•	Total nonperforming assets as a percentage of total assets declined to 1.06 percent at June 30, 2015, compared to 1.17 percent at March 31, 2015.

•	Annualized net loan growth was approximately 5.8 percent in Q2 2015, resulting from loan originations and commitments of $389.6 million.

•
During May, the Company redeemed $28.4 million of preferred stock that had initially been issued in connection with the TARP Capital Purchase Program. Redemption of the preferred stock is expected to improve annual pre-tax earnings by $2.6 million and is expected to increase fully-diluted net income available to common shareholders by $0.08 per common share annually.

•	Tangible common equity to tangible assets increased to 9.16 percent at June 30, 2015, compared to 9.06 percent at March 31, 2015.

In summarizing the second quarter 2015 financial results, CEO Scott Custer noted that Yadkin's financial performance was strong, with a 15.5 percent increase in operating earnings. 'Clearly, our continued focus on growing revenues while remaining disciplined with our operating expenses is working,' Custer said. 'Successful delivery of our products and services through our traditional branch network, combined with the revenues generated by our specialized business units, particularly our SBA lending function, is allowing Yadkin to generate solid financial returns.'

Yadkin also announced that the Board of Directors has declared a quarterly cash dividend of $0.10 per share of its outstanding unrestricted common stock, payable August 20, 2015, to shareholders of record as of August 6, 2015. In announcing the cash dividend, Custer reported that 'following careful consideration of Yadkin's capital needs, the Board concluded that the dividend is appropriate, given the strength of the Company's performance in the year since the July 2014 merger.'

Results of Operations and Asset Quality

2Q 2015 vs. 1Q 2015

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, securities gains, and the income tax effect of adjustments, totaled $11.9 million in the second quarter of 2015 compared to $10.3 million in the first quarter of 2015. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, was $20.0 million in the second quarter of 2015 compared to $18.2 million in the first quarter of 2015. Net income available to common shareholders totaled $10.6 million in the second quarter of 2015, or $0.33 per diluted share, compared to $9.6 million, or $0.30 per diluted share, in the first quarter of 2015.

Net interest income totaled $39.3 million in the second quarter of 2015, up slightly from $39.2 million in the first quarter of 2015. Net interest margin decreased from 4.33 percent in the first quarter of 2015 to 4.29 percent in the second quarter of 2015 due to pressure on loan and investment security yields and an increase in funding costs. However, core net interest margin, which excludes the impact of accretion income on net interest income, increased from 3.74 percent in the first quarter of 2015 to 3.76 percent in the second quarter of 2015. While the Company continues to face significant pricing pressure on loan originations from both low prevailing market interest rates and stiff competition for loans from other financial institutions, Yadkin benefited from a favorable change in its earning asset and funding mix during the second quarter of 2015.

Net accretion income on acquired loans totaled $4.1 million in the second quarter of 2015, which consisted of $812 thousand of net accretion on purchased credit-impaired ("PCI") loans and $3.3 million of accretion income on purchased non-impaired loans. Net accretion income on acquired loans in the first quarter of 2015 totaled $4.5 million, which included $1.5 million of accretion on PCI loans and $2.9 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $1.5 million of accelerated accretion due to principal prepayments in the second quarter of 2015, compared to $906 thousand in the first quarter of 2015.

Provision for loan losses was $994 thousand in the second quarter of 2015 compared to $961 thousand in the first quarter of 2015. The table below summarizes changes in the allowance for loan losses ("ALLL") for the quarters presented.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q2 2015
Balance at April 1, 2015	$6,907	$1,377	$8,284
Net charge-offs	(920)	—	(920)
Provision for loan losses	1,013	(19)	994
Balance at June 30, 2015	$7,000	$1,358	$8,358

Q1 2015
Balance at January 1, 2015	$6,519	$1,298	$7,817
Net charge-offs	(494)	—	(494)
Provision for loan losses	882	79	961
Balance at March 31, 2015	$6,907	$1,377	$8,284
The provision for loan losses for non-PCI loans increased increased by $131 thousand during the second quarter of 2015 due to higher net charge-offs. Provision expense on PCI loans declined $98 thousand in the second quarter of 2015 due to the reversal of previously established reserves on certain commercial and residential real estate loan pools as cash flows improved in those pools. Net charge-offs totaled $920 thousand in the second quarter of 2015, which was an increase from $494 thousand in the first quarter of 2015. Annualized net charge-offs were 0.12 percent of average loans in the second quarter of 2015 compared to 0.07 percent of average loans in the first quarter of 2015.

The ALLL was $8.4 million, or 0.28 percent of total loans as of June 30, 2015, compared to $8.3 million, or 0.28 percent of total loans, as of March 31, 2015. Adjusted ALLL, which includes the ALLL as well as net acquisition accounting fair value adjustments for acquired loans, was 1.88 percent of total loans as of June 30, 2015, down from 2.04 percent as of March 31, 2015. The reduction in adjusted ALLL resulted primarily from lower loss rates used in the Company's ALLL model and continued accretion of fair value discounts.

Nonperforming loans as a percentage of total loans was 1.10 percent as of June 30, 2015, compared to 1.29 percent as of March 31, 2015. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.06 percent as of June 30, 2015 compared to 1.17 percent as of March 31, 2015.

Non-interest income totaled $10.8 million in the second quarter of 2015, compared to $8.8 million in the first quarter of 2015. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans as well as servicing fees on previously sold SBA loans, contributed $3.7 million to non-interest income during the second quarter of 2015, an increase of $804 thousand over the first quarter of 2015. Mortgage banking income increased by $311 thousand due to higher production volumes and reversal of previously-recognized servicing impairment. Service charges and fees on deposit accounts increased by $242 thousand. Other non-interest income increased from $918 thousand in the first quarter of 2015 to $1.4 million in the second quarter of 2015, due to increases in trust and brokerage income, certain loan fee income and higher earnings on purchased accounts receivable.

Non-interest expense totaled $32.3 million in the second quarter of 2015, which was an increase from $31.0 million in the first quarter of 2015. Salaries and employee benefits increased by $189 thousand in the second quarter of 2015, due to merit increases that were effective during April and higher incentive-based compensation, partially offset by lower personnel expenses resulting from the positions eliminated during the first quarter. Restructuring charges of $2.3 million in the second quarter of 2015 primarily related to recognition of an obligation to a former executive officer. The Company's operating efficiency ratio, which excludes merger and conversion costs, securities gains, and restructuring charges, improved from 62.1 percent in the first quarter of 2015 to 60.0 percent in the second quarter of 2015.

Income tax expense was $6.1 million in the second quarter of 2015 compared to $5.8 million in the first quarter of 2015. The Company's effective tax rate was 36.1 percent in the second quarter of 2015 compared to 36.3 percent in the first quarter of 2015.

2Q 2015 vs. 2Q 2014

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, securities gains, and the income tax effect of adjustments, totaled $11.9 million in the second quarter of 2015, which was a significant improvement from $2.6 million in the second quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, was $20.0 million in the second quarter of 2015 compared to $8.1 million in the second quarter of 2014. Net income available to common shareholders increased to $10.6 million in the second quarter of 2015, or $0.33 per diluted share, from $1.7 million, or $0.19 per diluted share, in the second quarter of 2014. The Company's operations and financial performance were significantly impacted in nearly every respect by Yadkin's mergers with VantageSouth Bancshares, Inc. and Piedmont Community Bank Holdings, Inc. on July 4, 2014. Therefore, financial results in the second quarter of 2015 are not comparable to results reported for the second quarter of 2014.

****

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 74 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, the Company has assets of $4.3 billion. The Bank’s primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. The Bank’s SBA Lending (Government Guaranteed Lending) is headquartered in Charlotte, NC. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin Financial Corporation's common stock is traded on the NYSE under the symbol YDKN.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. Eastern Time on July 23, 2015, to discuss the Company's financial results. The call may be accessed by dialing (800) 734-8592 and requesting the Yadkin Financial Corporation Second Quarter 2015 Conference Call. Listeners should dial in 10-15 minutes prior to the start of the call.

A webcast of the conference call will be available online at www.yadkinbank.com and following the links to About Us, Investor Relations. A replay of the call will be available through August 24, 2015, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21771960.

Non-GAAP Financial Measures
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Yadkin management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in its analysis of the Company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, a one-time branch sale gain, merger and conversion costs, restructuring charges, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income: provision for loan losses, income tax expense, securities gains and losses, a one-time branch sale gain, merger and conversion costs, and restructuring charges. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes a one-time branch sale gain, securities gains and losses, merger and conversion costs, and restructuring charges from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from shareholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Yadkin performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write down assets; the amount of our loan portfolio collateralized by real estate; our ability to maintain appropriate levels of capital; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of future financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary liquidity sources such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits; loss of consumer confidence and economic disruptions resulting from terrorist activities or military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

CONTACT:
Terry Earley, CFO
Yadkin Financial Corporation
Phone: (919) 659-9015
Email: Terry.Earley@yadkinbank.com

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three months ended
(Dollars in thousands, except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Interest income
Loans	$40,404	$39,796	$41,160	$41,667	$19,817
Investment securities	3,786	3,996	4,058	3,756	1,992
Federal funds sold and interest-earning deposits	45	50	54	38	26
Total interest income	44,235	43,842	45,272	45,461	21,835
Interest expense
Deposits	3,073	2,889	2,714	2,374	1,657
Short-term borrowings	331	289	168	65	96
Long-term debt	1,504	1,488	1,599	1,510	1,029
Total interest expense	4,908	4,666	4,481	3,949	2,782
Net interest income	39,327	39,176	40,791	41,512	19,053
Provision for loan losses	994	961	843	816	464
Net interest income after provision for loan losses	38,333	38,215	39,948	40,696	18,589
Non-interest income
Service charges and fees on deposit accounts	3,495	3,253	3,506	3,265	1,488
Government-guaranteed lending	3,677	2,873	2,917	2,072	2,120
Mortgage banking	1,633	1,322	1,002	1,520	530
Bank-owned life insurance	465	472	517	572	389
Gain (loss) on sales of available for sale securities	84	1	4	(96)	218
Gain on sale of branch	—	—	—	415	—
Other	1,446	918	1,616	1,313	519
Total non-interest income	10,800	8,839	9,562	9,061	5,264
Non-interest expense
Salaries and employee benefits	15,391	15,202	16,787	16,800	8,657
Occupancy and equipment	4,637	4,799	5,009	4,856	2,547
Data processing	1,929	1,888	1,959	1,255	991
Professional services	1,407	1,092	1,431	1,153	674
FDIC insurance premiums	772	714	636	700	365
Foreclosed asset expenses	445	188	129	129	150
Loan, collection, and repossession expense	850	936	849	1,192	353
Merger and conversion costs	(25)	220	1,589	17,270	2,068
Restructuring charges	2,294	907	33	180	93
Amortization of other intangible assets	777	815	861	845	224
Other	3,839	4,197	4,309	3,807	2,017
Total non-interest expense	32,316	30,958	33,592	48,187	18,139
Income before income taxes	16,817	16,096	15,918	1,570	5,714
Income tax expense	6,076	5,846	607	621	2,504
Net income	10,741	10,250	15,311	949	3,210
Dividends on preferred stock	183	639	639	630	—
Net income attributable to non-controlling interests	—	—	—	—	1,476
Net income available to common shareholders	$10,558	$9,611	$14,672	$319	$1,734

NET INCOME PER COMMON SHARE
Basic	$0.33	$0.30	$0.46	$0.01	$0.19
Diluted	0.33	0.30	0.46	0.01	0.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,609,021	31,606,909	31,597,798	31,597,659	9,219,378
Diluted	31,610,620	31,608,928	31,602,497	31,602,192	9,219,378

SELECTED PERFORMANCE RATIOS AND FINANCIAL DATA

	As of and for the three months ended
(Dollars in thousands, except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Selected Performance Ratios
Return on average assets	1.01%	0.98%	1.44%	0.09%	0.61%
Return on average shareholders' equity	7.71	7.37	11.07	0.69	5.34
Return on average tangible common equity	11.38	10.61	16.52	0.37	6.15
Yield on earning assets, tax equivalent	4.83	4.84	4.92	5.12	4.72
Cost of interest-bearing liabilities	0.65	0.63	0.60	0.54	0.67
Net interest margin, tax equivalent	4.29	4.33	4.43	4.68	4.12
Efficiency ratio	64.47	64.48	66.71	95.28	74.59
Non-GAAP:
Net operating return on average assets	1.14%	1.04%	1.09%	1.17%	0.89%
Net operating return on average shareholders' equity	8.68	7.87	8.40	8.76	7.86
Net operating return on average tangible common equity	12.83	11.38	12.37	13.02	9.05
Operating efficiency ratio	60.04	62.13	63.50	61.16	66.30
Per Common Share
Net income, basic	$0.33	$0.30	$0.46	$0.01	$0.19
Net income, diluted	0.33	0.30	0.46	0.01	0.19
Book value	17.28	17.07	16.75	16.26	15.98
Common shares outstanding	31,712,021	31,609,021	31,599,150	31,598,907	9,219,378
Non-GAAP:
Net operating earnings, basic	$0.38	$0.33	$0.35	$0.36	$0.28
Net operating earnings, diluted	0.38	0.33	0.35	0.36	0.28
Tangible book value	12.01	11.75	11.41	10.89	13.98
Asset Quality Data and Ratios
Nonperforming loans	$32,492	$37,630	$26,759	$25,533	$20,928
Foreclosed assets	13,547	12,427	12,891	11,078	9,786
Total nonperforming assets	$46,039	$50,057	$39,650	$36,611	$30,714
Restructured loans not included in nonperforming assets	$2,333	$2,043	$3,948	$4,424	$4,000
Net charge-offs to average loans	0.12%	0.07%	0.09%	0.09%	0.07%
Allowance for loan losses to loans	0.28	0.28	0.27	0.27	0.54
Nonperforming loans to loans	1.10	1.29	0.92	0.90	1.53
Nonperforming assets to total assets	1.06	1.17	0.93	0.88	1.44
Non-GAAP:
Adjusted allowance for loan losses to loans	1.88%	2.04%	2.17%	2.50%	2.42%
Capital Ratios
Tangible equity to tangible assets	9.16%	9.75%	9.49%	9.29%	10.16%
Tangible common equity to tangible assets	9.16	9.06	8.80	8.58	10.16
Yadkin Financial Corporation[1]:
Tier 1 leverage	9.22%	9.60%	9.33%	9.40%	8.92%
Common equity Tier 1[2]	10.29	10.14	NR	NR	NR
Tier 1 risk-based capital	10.29	10.83	10.87	10.81	10.60
Total risk-based capital	11.72	12.25	12.34	12.37	13.66
Yadkin Bank[1]:
Tier 1 leverage	10.17%	10.59%	10.13%	10.32%	10.31%
Common equity Tier 1[2]	11.35	11.97	NR	NR	NR
Tier 1 risk-based capital	11.35	11.97	11.82	11.85	12.26
Total risk-based capital	11.73	12.34	12.18	12.27	13.12

[1] Regulatory capital ratios for Q2 2015 are estimates.
[2] Yadkin became subject to new regulatory capital rules in Q1 2015. The common equity Tier 1 ratio was not reported in prior periods.

QUARTERLY BALANCE SHEETS (UNAUDITED)

	Ending balances
(Dollars in thousands, except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Assets
Cash and due from banks	$65,620	$55,426	$65,312	$59,837	$38,770
Interest-earning deposits with banks	57,141	52,826	66,548	31,223	76,125
Federal funds sold	200	250	505	15	—
Investment securities available for sale	649,015	658,323	672,421	694,993	394,492
Investment securities held to maturity	39,402	39,511	39,620	39,728	3,119
Loans held for sale	38,622	32,322	20,205	26,853	10,658
Loans	2,955,771	2,913,859	2,898,266	2,827,426	1,368,568
Allowance for loan losses	(8,358)	(8,284)	(7,817)	(7,641)	(7,451)
Net loans	2,947,413	2,905,575	2,890,449	2,819,785	1,361,117
Purchased accounts receivable	69,933	62,129	44,821	43,187	44,537
Federal Home Loan Bank stock	21,976	20,277	19,499	19,320	8,950
Premises and equipment, net	77,513	78,683	80,379	81,554	44,211
Bank-owned life insurance	77,927	77,462	76,990	76,500	48,700
Foreclosed assets	13,547	12,427	12,891	11,078	9,786
Deferred tax asset, net	62,179	67,071	73,059	73,575	48,783
Goodwill	152,152	152,152	152,152	152,152	26,254
Other intangible assets, net	15,085	15,862	16,677	17,538	5,432
Accrued interest receivable and other assets	39,327	38,782	36,506	34,502	18,214
Total assets	$4,327,052	$4,269,078	$4,268,034	$4,181,840	$2,139,148

Liabilities
Deposits:
Non-interest demand	$697,653	$655,333	$680,387	$657,554	$228,243
Interest-bearing demand	475,597	472,524	469,898	439,117	348,075
Money market and savings	991,982	1,010,348	1,004,796	970,571	473,258
Time	1,077,862	1,070,970	1,092,283	1,117,697	620,336
Total deposits	3,243,094	3,209,175	3,247,364	3,184,939	1,669,912
Short-term borrowings	355,500	325,500	250,500	216,500	140,500
Long-term debt	147,265	137,199	180,164	210,154	69,932
Accrued interest payable and other liabilities	33,077	29,385	32,204	27,917	13,070
Total liabilities	3,778,936	3,701,259	3,710,232	3,639,510	1,893,414

Shareholders' equity
Preferred stock	—	28,405	28,405	28,405	—
Common stock	31,712	31,609	31,599	31,599	9,219
Common stock warrant	717	717	717	717	—
Additional paid-in capital	492,151	492,194	492,014	491,864	146,471
Retained earnings (accumulated deficit)	27,481	16,922	7,311	(7,361)	(7,679)
Accumulated other comprehensive loss	(3,945)	(2,028)	(2,244)	(2,894)	(670)
Shareholders' equity before non-controlling interests	548,116	567,819	557,802	542,330	147,341
Non-controlling interests	—	—	—	—	98,393
Total shareholders' equity	548,116	567,819	557,802	542,330	245,734
Total liabilities and shareholders' equity	$4,327,052	$4,269,078	$4,268,034	$4,181,840	$2,139,148

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended June 30, 2015			Three months ended March 31, 2015			Three months ended June 30, 2014
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$2,966,953	$40,468	5.47%	$2,924,287	$39,796	5.52%	$1,391,884	$19,817	5.71%
Investment securities	685,796	4,024	2.35	706,888	4,229	2.43	409,967	2,002	1.96
Federal funds and other	49,407	45	0.37	59,572	50	0.34	53,110	26	0.20
Total interest-earning assets	3,702,156	44,537	4.83%	3,690,747	44,075	4.84%	1,854,961	21,845	4.72%
Goodwill	152,152			152,152			26,254
Other intangibles, net	15,570			16,359			5,542
Other non-interest-earning assets	401,690			391,489			235,758
Total assets	$4,271,568			$4,250,747			$2,122,515

Liabilities and Equity
Interest-bearing demand	$475,546	$158	0.13%	$470,919	$160	0.14%	$348,379	$150	0.17%
Money market and savings	997,732	718	0.29	1,003,156	716	0.29	469,363	313	0.27
Time	1,078,460	2,197	0.82	1,089,950	2,013	0.75	630,571	1,194	0.76
Total interest-bearing deposits	2,551,738	3,073	0.48	2,564,025	2,889	0.46	1,448,313	1,657	0.46
Short-term borrowings	320,694	331	0.41	288,000	289	0.41	156,943	96	0.25
Long-term debt	136,377	1,504	4.42	150,450	1,488	4.01	53,720	1,029	7.68
Total interest-bearing liabilities	3,008,809	4,908	0.65%	3,002,475	4,666	0.63%	1,658,976	2,782	0.67%
Non-interest-bearing deposits	676,858			657,702			211,182
Other liabilities	27,090			26,425			11,074
Total liabilities	3,712,757			3,686,602			1,881,232
Shareholders’ equity	558,811			564,145			241,283
Total liabilities and shareholders’ equity	$4,271,568			$4,250,747			$2,122,515

Net interest income, taxable equivalent		$39,629			$39,409			$19,063
Interest rate spread			4.18%			4.21%			4.05%
Tax equivalent net interest margin			4.29%			4.33%			4.12%

Percentage of average interest-earning assets to average interest-bearing liabilities			123.04%			122.92%			111.81%
* Taxable equivalent basis

APPENDIX - RECONCILIATION OF NON-GAAP MEASURES

	As of and for the three months ended
(Dollars in thousands, except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Operating Earnings
Net income (GAAP)	$10,741	$10,250	$15,311	$949	$3,210
Securities (gains) losses	(84)	(1)	(4)	96	(218)
Gain on sale of branch	—	—	—	(415)	—
Merger and conversion costs	(25)	220	1,589	17,270	2,068
Restructuring charges	2,294	907	33	180	93
Income tax effect of adjustments	(836)	(431)	(601)	(6,075)	(425)
DTA valuation allowance reversal	—	—	(4,706)	—	—
Net operating earnings (Non-GAAP)	12,090	10,945	11,622	12,005	4,728
Dividends on preferred stock	183	639	639	630	—
Net income attributable to non-controlling interests	—	—	—	—	1,476
Allocation of adjustments to non-controlling interests	—	—	—	—	632
Net operating earnings available to common shareholders (Non-GAAP)	$11,907	$10,306	$10,983	$11,375	$2,620
Net operating earnings per common share:
Basic (Non-GAAP)	$0.38	$0.33	$0.35	$0.36	$0.28
Diluted (Non-GAAP)	0.38	0.33	0.35	0.36	0.28

Pre-Tax, Pre-Provision Operating Earnings
Net income (GAAP)	$10,741	$10,250	$15,311	$949	$3,210
Provision for loan losses	994	961	843	816	464
Income tax expense	6,076	5,846	607	621	2,504
Pre-tax, pre-provision income	17,811	17,057	16,761	2,386	6,178
Securities (gains) losses	(84)	(1)	(4)	96	(218)
Gain on sale of branch	—	—	—	(415)	—
Merger and conversion costs	(25)	220	1,589	17,270	2,068
Restructuring charges	2,294	907	33	180	93
Pre-tax, pre-provision operating earnings (Non-GAAP)	$19,996	$18,183	$18,379	$19,517	$8,121
Operating Non-Interest Income
Non-interest income (GAAP)	$10,800	$8,839	$9,562	$9,061	$5,264
Gain on sale of branch	—	—	—	(415)	—
Securities (gains) losses	(84)	(1)	(4)	96	(218)
Operating non-interest income (Non-GAAP)	$10,716	$8,838	$9,558	$8,742	$5,046
Operating Non-Interest Expense
Non-interest expense (GAAP)	$32,316	$30,958	$33,592	$48,187	$18,139
Merger and conversion costs	25	(220)	(1,589)	(17,270)	(2,068)
Restructuring charges	(2,294)	(907)	(33)	(180)	(93)
Operating non-interest expense (Non-GAAP)	$30,047	$29,831	$31,970	$30,737	$15,978
Operating Efficiency Ratio
Efficiency ratio (GAAP)	64.47%	64.48%	66.71%	95.28%	74.59%
Effect to adjust for securities gains (losses)	0.11	—	0.01	(0.18)	0.68
Effect to adjust for gain on sale of branch	—	—	—	0.79	—
Effect to adjust for merger and conversion costs	0.04	(0.46)	(3.15)	(34.37)	(8.58)
Effect to adjust for restructuring costs	(4.58)	(1.89)	(0.07)	(0.36)	(0.39)
Operating efficiency ratio (Non-GAAP)	60.04%	62.13%	63.50%	61.16%	66.30%
Adjusted Allowance for Loan Losses
Allowance for loan losses (GAAP)	$8,358	$8,284	$7,817	$7,641	$7,451
Net acquisition accounting fair value discounts to loans	47,160	51,125	55,166	62,969	25,624

Adjusted allowance for loan losses (Non-GAAP)	$55,518	$59,409	$62,983	$70,610	$33,075
Loans	$2,955,771	$2,913,859	$2,898,266	$2,827,426	$1,368,568
Adjusted allowance for loan losses to loans (Non-GAAP)	1.88%	2.04%	2.17%	2.50%	2.42%
Tangible Common Equity
Shareholders' equity (GAAP)	$548,116	$567,819	$557,802	$542,330	$147,341
Less preferred stock	—	28,405	28,405	28,405	—
Less goodwill and other intangible assets	167,237	168,014	168,829	169,690	18,489
Tangible common equity (non-GAAP)	$380,879	$371,400	$360,568	$344,235	$128,852